[LETTERHEAD OF PRICEWATERHOUSECOOPERS]

                                                                01562 - 10002303

                                AUDITORS' REPORT
                             To the shareholders of
                         BAYSIDE LAND CORPORATIONS LTD.

We have audited the financial statements of Bayside Land Corporation Ltd. (hereafter - the company) and the consolidated financial statements of the company and its subsidiaries: balance sheets as of December 31, 1997 and 1996, and statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the company's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of certain associated companies, the company's share in the equity of which as of December 31, 1997 and 1996 amounts to adjusted NIS 41,392,000 and adjusted NIS 39,023,000, respectively, and the company's share in the revenues of which amounts in 1997 to adjusted NIS 3,530,000; 1996 - adjusted NIS 2,954,000; 1995 - adjusted NIS 2,836,000. Those statements were audited by other auditors, whose reports have been furnished ,to us, and our opinion, insofar as it relates to amounts included for the foregoing companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, either due to error or to intentional misrepresentation. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the company's board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a fair basis for our opinion.

The aforementioned financial statements have been prepared on the basis of historical cost adjusted to reflect the changes in the general purchasing power of Israeli currency, in accordance with pronouncements of the Institute of Certified Public Accountants in Israel. Condensed nominal Israeli currency data of the company, on the basis of which its adjusted financial statements were prepared, are presented in note 14.

[LOGO OF PRICEWATERHOUSECOOPERS]

In our opinion, based upon our audits and the reports of the other auditors referred to above, the aforementioned financial statements present fairly, in all material respects, the financial position - of the company and consolidated
- as of December 31, 1997 and 1996 and the results of operations, changes in shareholders' equity and cash flows - of the company and consolidated - for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the abovementioned financial statements have been prepared in accordance with the Securities (Preparation of Annual Financial Statements) Regulations, 1993.

Accounting principles generally accepted in Israel differ in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of nominal/historical net income and shareholders' equity to the extent summarized in the attached note.

/s/ Kesselman & Kesselman

Haifa, Israel
   March 10, 1998